Exhibit 10.30

AMENDMENT 2017-1
TO THE SYSCO CORPORATION 2013 LONG-TERM INCENTIVE PLAN

WHEREAS, Sysco Corporation (“Sysco”) maintains the 2013 Long-Term Incentive Plan, as approved by shareholders, effective November 15, 2013 (the “LTI Plan”);
WHEREAS, pursuant to Section 6 of the LTI Plan, the Sysco Board of Directors may amend the LTI Plan from time to time, subject to restrictions contained therein;
WHEREAS, Section 5.3 of the LTI Plan permits a participant to satisfy any required tax withholding through the surrender of shares granted under the LTI Plan, but only to the extent of the minimum amount permitted to be withheld under applicable law;
WHEREAS, Accounting Standards Update 2016-09 from the Financial Accounting Standards Board, effective for Sysco in fiscal 2018, modifies the accounting treatment that results from tax withholding of shares awarded under the LTI Plan at a rate in excess of the statutory minimum;
WHEREAS, the New York Stock Exchange, in response to ASU 2016-09, has provided that an amendment to an equity compensation plan to permit withholding of shares based on a grantee’s maximum tax obligation (rather than a statutory minimum tax rate) is not a material revision requiring shareholder approval;
WHEREAS, Section 3.1 of the LTI Plan prohibits the reissuance under the LTI Plan of any shares surrendered or withheld as payment of withholding taxes in respect of an Award; and
WHEREAS, Sysco desires to amend the LTI Plan to permit LTI Plan participants additional alternatives to satisfy their tax withholding obligations.
NOW, THEREFORE, Section 5.3 of the LTI Plan is hereby amended in its entirety, effective as of July 1, 2017, to read as follows (new text in bold and italics):
“Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Grantee, through the surrender of shares of Stock which the Grantee already owns, through withholding from other compensation payable to the Grantee or through the surrender of unrestricted shares of Stock to which the Grantee is otherwise entitled under the Plan, but only to the extent of the maximum individual tax rate permitted to be withheld in the applicable tax jurisdiction.”

IN WITNESS WHEREOF, Sysco Corporation has caused this Amendment 2017-1 to be executed, effective as set forth herein.

SYSCO CORPORATION

By: /s/ Russell T. Libby
Russell Libby, Executive Vice President,
Administration & Corporate Secretary